Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-1 of our report dated September 11, 2026, relating to the combined financial statements of Three Rivers Royalty II, LLC and Cypress Mineral Partners, LLC as of and for the years ended December 31, 2025 and 2024. We also consent to the reference to our firm under the caption “Experts” in the Prospectus and Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

October 16, 2026